UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2024

KALVISTA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36830	20-0915291
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Cambridge Parkway

Suite 901E

Cambridge, Massachusetts 02142

(Address of Principal Executive Offices) (Zip Code)

(857) 999-0075

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	KALV	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 6, 2023, the Board of Directors (the “Board”) of KalVista Pharmaceuticals, Inc. (the “Company”) appointed Benjamin L. Palleiko, the Company’s President, Chief Business Officer and Chief Financial Officer, as its Chief Executive Officer and principal executive officer and he will remain the principal financial officer. Mr. Palleiko was also appointed to the Board of Directors as a Class I director.

Biographical information for Mr. Palleiko may be found in the Company’s definitive proxy statement relating to its 2023 Annual Meeting of Stockholder, filed with the Securities and Exchange Commission (the “SEC”) on August 14, 2023.

In connection with his appointment, the Company entered into a Third Amended and Restated Executive Employment Agreement with Mr. Palleiko (the “Palleiko Employment Agreement”) that provides for a (i) base salary of $661,800 per year, subject to periodic review and (ii) annual bonus target equal to 60% of his base salary. In addition, pursuant to the terms of the Palleiko Employment Agreement, if his employment is terminated either by us without “cause” or by Mr. Palleiko for “good reason” (as such terms are defined in the Palleiko Employment Agreement), Mr. Palleiko will be entitled to (1) a lump sum payment equal to 15 months of his base salary and (2) reimbursement for continuation coverage under COBRA for 15 months. If within two years immediately following the consummation of a “change in control” (as such term is defined in the Palleiko Employment Agreement), Mr. Palleiko’s employment is terminated either by us without “cause” or by Mr. Palleiko for “good reason” (as such terms are defined in the Palleiko Employment Agreement), Mr. Palleiko will be entitled to (1) a lump sum cash payment equal to 21 months of his base salary, (2) a lump sum payment equal to his full target bonus for the fiscal year in which such termination of employment occurs, (3) reimbursement for continuation coverage under COBRA for 21 months (with months 19-21 consisting of a taxable lump sum cash bonus) and (4) full vesting and exercisability (to the extent applicable) of all outstanding unvested equity-based awards (with performance metrics applicable to performance stock options deemed achieved in full). In addition, the Board granted Mr. Palleiko an award of restricted stock units covering 250,000 shares of the Company’s common stock, par value $0.001 per share (the “RSUs”). The RSUs will vest as to 1/16th of the total number of shares subject to the RSUs on each quarterly anniversary of the vesting commencement date, subject to Mr. Palleiko’s continued service through each vesting date.

The Company previously entered into an indemnity agreement with Mr. Palleiko. The form of the indemnity agreement was previously filed with the SEC as Exhibit 10.14 to the Company’s Registration Statement on Form S-1 on December 29, 2014 and is incorporated by reference herein.

There are no other arrangements or understandings between Mr. Palleiko and any other persons, pursuant to which he was appointed as Chief Executive Officer, no family relationships among any of the Company’s directors or executive officers and Mr. Palleiko and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On March 6, 2024, T. Andrew Crockett announced his resignation from his position as the Chief Executive Officer and from his position on the Board, effective immediately. Mr. Crockett’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Crockett’s resignation, the Company entered into a separation agreement with Mr. Crockett (the “Crockett Separation Agreement”), pursuant to which he will receive (i) a lump sum payment equal to 18 months of his base salary, (ii) reimbursement for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 for 18 months, (iii) a lump sum payment equal to his full target bonus for fiscal year 2024, (iv) acceleration of the vesting of 150,000 of Mr. Crockett’s outstanding unvested restricted stock units and performance-based stock units that are subject solely to time-based vesting requirements and (v) an extended period to exercise his vested stock options for up to 12 months.

The foregoing descriptions of the Crockett Separation Agreement and the Palleiko Employment Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Crockett Separation Agreement and the Palleiko Employment Agreement, copies of which will be filed with the Company’s Quarterly Report on Form 10-K for the fiscal year ending April 30, 2024.

Item 7.01	Regulation FD Disclosure.

On March 7, 2024, the Company issued a press release announcing Mr. Crockett’s resignation and the appointment of Mr. Palleiko, a copy of which is attached hereto as Exhibit 99.1 The information contained in this Item 7.01, including Exhibit 99.1, is being furnished to the SEC and shall note be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press Release issued March 7, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KALVISTA PHARMACEUTICALS, INC.

Date: March 7, 2024	By:	/s/ Benjamin L. Palleiko
Benjamin L. Palleiko
Chief Executive Officer